Exhibit 99.1

WPT Enterprises Reports Results for Fourth Quarter and Full Year 2008

LOS ANGELES—February 17, 2009—WPT Enterprises, Inc. (Nasdaq: WPTE) today announced financial results for the fourth quarter and full year 2008.  Business highlights for the fourth quarter included the following:

•                  Production of the first six episodes of Season Seven of the World Poker Tour® (“WPT”) television series.  Season Seven of the WPT premiered in January in the United States on Fox Sports Net (“FSN”) and the first airings of the 26 all-new one hour episodes will run through July 2009.

•                  FullTiltPoker.netTM agreed to be the domestic sponsor for Season Seven of the WPT television series.

•                  Production of the first ten episodes of an innovative new poker program for ClubWPT.com.  The last three episodes of the ClubWPT.com television series were produced in January 2009 and all 13 episodes were aired from October 2008 through February 2009 on FSN to build awareness and drive traffic to the Company’s online subscription website, ClubWPT.com.

•                  Continued progress in the development of the poker community at ClubWPT.com.

•                  Production of Season Two of the WPT China National Traktor Poker Tour™ and the airing of programming from the WPT China National Traktor Poker Tour Season One Grand Finals on Nanjing Entertainment Television and LiaoNing TV.

•                  Cost cutting measures designed to right size operations.

•                  Termination of the WPT-branded online gaming website in November 2008.

Fourth Quarter Results

Revenues in the fourth quarter of 2008 decreased to $2.6 million, compared to $5.1 million in the fourth quarter of 2007, primarily a result of a change in the release pattern of the WPT television series and lower international television and product licensing revenues.  The first four episodes of Season Six of the WPT television series premiered in December 2007 and the first four episodes of Season Seven of the WPT television series premiered in January 2009.  International television license revenues decreased $468,000 due to fewer international territories accepting license arrangements and the substitution of sponsorship arrangements for license arrangements in many territories.  Product licensing revenue decreased $432,000 due to lower royalties from two licensees.

Cost of revenues decreased to $798,000 in the fourth quarter of 2008, compared to $1,630,000 in the fourth quarter of 2007.  The decrease was due to the change in the release pattern of Seasons Six and Seven of the WPT television series.  The gross profit margins for the WPT television series were 65% in both periods.

Selling, general and administrative expenses decreased to $5.3 million in the fourth quarter of 2008, compared to $5.8 million in the third quarter of 2007.  Lower personnel-related costs and litigation expenses in the current quarter were partially offset by costs to produce the new ClubWPT television series and a provision to sublease office space.

Net loss in the fourth quarter of 2008 was $3.3 million compared to $1.8 million in the same period in 2007.  Lower revenues and cost of revenues in the fourth quarter of 2008, resulting from the change in the release pattern of the WPT television series, was the primary cause of the change between the periods.

Full Year Results

Revenues for the full year 2008 decreased to $15.5 million, compared to $21.7 million in 2007, primarily as a result of a decrease in domestic television license fees, lower product licensing revenue and lower domestic sponsorship fees.  Four fewer episodes of the WPT television series aired in 2008 due to a change in the release pattern of the WPT television series and the per episode license fee decreased by $177,000 for 17 of the episodes.  Product licensing revenue decreased $1,136,000, due to lower royalties from two licensees.  Domestic sponsorship fees decreased $1,000,000 due to the non-renewal of one sponsor for Season Six of the WPT television series.

Cost of revenues decreased to $7.3 million in 2008 from $8.2 million in 2007.  The decrease was primarily a result of the delivery of fewer episodes of the WPT television series in 2008 partially offset by lower gross profit margins on the WPT television series.  The lower per episode license fees earned in 2008 were not offset by a comparable reduction in production costs.

Selling, general and administrative expenses decreased to $21.7 million in 2008, compared to $22.7 million in 2007.  Lower personnel-related costs and litigation expenses in 2008 were partially offset by costs to produce the new ClubWPT television series, additional marketing costs for the WPT-branded online gaming website, a provision to sublease office space and costs to exit the WPT-branded online gaming website.

The Company recorded a $1.9 million non-cash charge related to its investment in Cecure Gaming in the third quarter of 2008 due to difficulties Cecure Gaming is having in obtaining capital to finance their business development.  In the second quarter of 2007, the Company wrote off $2.3 million of online gaming assets as a result of ceasing the development of a stand-alone online gaming business and joining a third-party online gaming network.

Excluding the Cecure Gaming non-cash impairment charge in 2008 and the write off of online gaming assets in 2007, net loss in 2008 was $12.5 million compared to $7.4 million in 2007, primarily a result of lower revenues from the WPT television series.

Liquidity and Balance Sheet

At December 28, 2008, the Company had no debt, and total cash, cash equivalents and investments in debt securities of $17.0 million, which included $3.3 million of auction rate securities.  As a result of the liquidity issues experienced in the global credit and capital markets, auctions for the Company’s auction rate securities have not been successful since February 2008.  The auction rate securities continue to pay interest in accordance with the terms of the underlying security and are guaranteed under the Federal Family Education Loan Program.  The broker that holds the auction rate security portfolio provided a $2.4 million line of credit to provide liquidity for the auction rate securities until the broker satisfies their commitment to repurchase the portfolio during the period June 20, 2010 to July 2, 2012.

The Company is searching for a strategic partner to invest in the WPT China business.  The cash needs to support the growth in this business are greater than the Company is willing to expend.  The level of 2009 business activity by the WPT China business is dependent on the outcome of that search.

The Company and current and potential customers have discussed, from time to time, strategic ways to maximize the value of the WPT brand in the U.S. and foreign markets.  The Company has provided confidential information to certain of these parties in order to facilitate the discussions.  During the process of looking for a strategic partner for the WPT China business and in discussions with potential international sponsors of the WPT television series, the Company has again provided recent confidential information to certain parties.  The Company is not able to predict the outcome of these discussions and no particular strategic alternative has been chosen.

“In the fourth quarter, we continued to pursue three major businesses: our emerging sponsor model of distributing the World Poker Tour television series, the ClubWPT.com online subscription business and WPT China.  We ended our standalone online gaming business after disappointing results” said Steve Lipscomb, President and CEO of WPT Enterprises.  “Our new collaboration with FSN has been productive with the network airing all 13 one hour episodes of the ClubWPT.com television show, and supporting ClubWPT.com’s growth through continued sponsorship and marketing.  FSN began airing the 26 all-new episodes of Season Seven of the World Poker Tour television series across the U.S. in January as a part of FSN’s Sunday sports block. FSN also recently agreed to air Season Eight of the World Poker Tour television series.”

First Quarter and Full Year 2009 Outlook

For the first quarter of 2009, revenues are expected to be in the range of $4.0 — $4.3 million and the Company expects to incur restructuring costs to reduce overhead.  The financial impact of the outcome of securing a strategic partner for the WPT China business is not known at this time.  The Company also expects in 2009:

•                  FSN to air 26 all-new episodes of Season Seven of the WPT television series: twelve episodes will air in the first and second quarters and two will air in the third quarter.

•                  To recognize foreign sponsorship revenues for Season Seven of the WPT television series in the fourth quarter.  Foreign sponsorship revenues for the Professional Poker Tour television series and Seasons Four through Six of the WPT television series will also be recognized in 2009.

•                  To air Season One of the WPT China National Traktor Poker Tour on China television and continue to develop sponsorship and game revenue from China-related activities.

•                  To complete the production of Season Two of the WPT China National Traktor Poker Tour in June 2009.

Regarding production costs and operating expenses, the Company expects:

•                  To incur production costs relating to Season Seven of the WPT television series while seeking foreign sponsorship revenues.

•                  Higher sales and marketing costs in the first quarter of 2009 associated with producing three episodes of the ClubWPT.com television show.

Investor Conference Call

The Company’s quarterly earnings conference call is scheduled to begin today (February 17, 2009) at 1:30 p.m. PT (4:30 p.m. ET).

To participate in the conference call, investors should dial 800-762-8795 ten minutes prior to the scheduled start time.  International callers should dial 480-248-5085.  If you are unable to participate in the live call, a replay will be available February 17, 2009 at 7:30 p.m. ET, through March 3, 2009 at 12:00 a.m. ET.  To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use pass code: 3969008.

The call will be open to all interested investors through a live audio Web broadcast on the investor relations section of the Company’s website at www.worldpokertour.com and at http://investor.shareholder.com/wpt/index.cfm.  For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. is one of the most recognized names in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile.  WPTE has led innovation in the sport of poker since 2002, when it ignited the global poker boom with the creation of the World Poker Tour television show.  Based on a series of high stakes poker tournaments, WPT is now broadcast globally and premiered its all-new seventh season on Fox Sports Net’s national sports network in the United States in January 2009.  WPTE also offers a unique online subscription and sweepstakes-based poker club, ClubWPT.com, which operates in 38 states across the U.S.  Additionally, WPTE has a multi-media company based in Beijing specializing in television production, and online and mobile games supporting the WPT China National Traktor Poker Tour™.  WPTE has a 10-year exclusive partnership with the China Leisure Sports Administrative Center to market and build the sport of poker in China.  WPTE also participates in strategic brand license, partnership and sponsorship opportunities.  For more information, see www.worldpokertour.com. (WPTEG)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as expectations about producing and airing Seasons Seven and Eight of the WPT television series, expectations for revenue for the first quarter of 2009, and expectations for 2009 business activities and the development of major business units.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to, the risk that the Company may not obtain sufficient sponsorship revenues for Seasons Seven and Eight of the WPT television series; the risk that FSN or another viable network does not air Seasons Seven and Eight of the WPT television series; the risk that FSN broadcasts of the ClubWPT television program do not drive sufficient subscribers to the ClubWPT.com website; the risk that the vendor operating the ClubWPT.com website is unable to avoid interruptions in website service; the risk that rules and regulations governing sweepstakes, promotions and giveaways impact our ability to obtain subscribers for ClubWPT.com; the risk that political, economic or other factors that impact our WPT China business limit our ability to grow our business; and the risk that the vendors and consultants that we use to run our WPT China business limit or prohibit our ability to continue to do business in China.  For more information, review the Company’s filings with the Securities and Exchange Commission.

WPT ENTERPRISES, INC.

Consolidated Balance Sheets

(In thousands)

	December 28, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$11,665	$3,852
Investments in debt securities	2,088	22,971
Accounts receivable, net	2,099	2,758
Deferred television costs	1,962	2,198
Other	1,222	830
	19,036	32,609

Investments in debt securities	3,295	4,200
Property and equipment, net	1,408	1,462
Investment	1,000	2,923
Other	537	503
	$25,276	$41,697

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$487	$736
Accrued payroll and related	269	988
Other accrued expenses	1,149	1,308
Deferred revenue	1,913	2,870
	3,818	5,902

Commitments and contingencies

Stockholders’ equity	21,458	35,795
	$25,276	$41,697

WPT ENTERPRISES, INC.

Consolidated Statements of Loss and Comprehensive Loss

(In thousands, except per share data)

	Three months ended		Year ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Revenues:
Television	$1,332	$3,621	$9,839	$14,143
Product licensing	569	1,001	2,483	3,619
Online gaming	289	221	1,045	1,150
Event hosting and sponsorship fees	120	206	1,496	2,583
Other	305	46	618	217
	2,615	5,095	15,481	21,712

Cost of revenues	798	1,630	7,250	8,224
Gross profit	1,817	3,465	8,231	13,488

Selling, general and administrative expense	5,293	5,758	21,730	22,700
Asset impairment and abandonment charges	—	—	1,923	2,270
Loss from operations	(3,476)	(2,293)	(15,422)	(11,482)

Other income:
Realized gain on sale of investment	—	—	11	—
Interest	158	420	962	1,779
Loss before income taxes	(3,318)	(1,873)	(14,449)	(9,703)

Income taxes	—	70	—	70
Net loss	(3,318)	(1,803)	(14,449)	(9,633)

Unrealized gain (loss) on securities	654	33	(616)	63
Comprehensive loss	$(2,664)	$(1,770)	$(15,065)	$(9,570)

Net loss per common share - basic and diluted	$(0.16)	$(0.09)	$(0.70)	$(0.47)

Weighted-average common shares outstanding - basic and diluted	20,603	20,603	20,603	20,603

Company Contact	Thomas Flahie, Interim Chief Financial Officer
323-330-9900
tflahie@worldpokertour.com

Investor Relations Contact:	ICR, Inc.
Andrew Greenebaum
310-954-1100
agreenebaum@icrinc.com